EXHIBIT 10.10

NOTICE TO RESIDENTS of the United States

THE OFFER AND SALE OF THIS SECURITY INSTRUMENT HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THIS SECURITY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM.

MassRoots, Inc.

SAFT

(Simple Agreement for Future Tokens)

THIS CERTIFIES THAT in exchange for the payment by _____ (the “Purchaser”) of _____ (the “Purchase Amount”) to MassRoots, Inc., a Delaware corporation (the “Company”), the Company hereby issues to the Purchaser the right to units of MassRootsCoin, a cryptographic token (the “Tokens”), on the terms set forth below.

The “Discount Rate” is 50%.

See Section 2 for certain additional defined terms.

1.	Events

a.	Right to future Tokens. In the event that the Company or any Nominated Entity operates a Qualifying Token Sale, the Company will automatically issue to the Purchaser, or will take all reasonable steps to procure that the Nominated Entity promptly issues to the Purchaser, a number of Tokens equal to the Purchase Amount divided by the Discount Price (the “Purchaser Tokens”). If the Qualifying Token Sale is offered at different prices depending on the time at which Tokens are purchased, the Purchase Amount will be considered to have been at the most advantageous rate publicly marketed. If the Company elects to operate the Qualifying Token Sale using a Nominated Entity, it will inform the Purchaser in writing. The performance by the Nominated Entity of the obligations of the Company under this agreement will duly discharge the obligations of the Company to the Purchaser. In connection with and prior to the issuance of Tokens by the Company to the Purchaser pursuant to this Section 1(a), (i) the Purchaser will execute and deliver to the Company any and all other transaction documents related to this SAFT, including verification of accredited investor status or non-U.S. person status under the applicable securities laws or such information as may be required to comply with financial regulations; and (ii) the Purchaser will provide to the Company a network address for which to allocate Purchaser's Tokens upon the Qualifying Token Sale.

b.	Dissolution Event. If there is a Dissolution Event before this agreement expires or terminates, the Company will pay an amount equal to the Purchase Amount, due and payable to the Purchaser immediately prior to, or concurrent with, the consummation of the Dissolution Event. The Purchase Amount will be paid prior and in preference to any distribution of any of the assets of the Company to holders of outstanding capital stock by reason of their ownership thereof. If immediately prior to the consummation of the Dissolution Event, the assets of the Company legally available for distribution to the Purchaser and all holders of all other SAFTs (the “Dissolving Purchasers”), as determined in good faith by the Company’s board of directors, are insufficient to permit the payment to the Dissolving Purchasers of their respective Purchase Amounts, then the entire assets of the Company legally available for distribution will be distributed with equal priority and pro rata among the Dissolving Purchasers in proportion to the Purchase Amounts they would otherwise be entitled to receive pursuant to this Section 1(b). Any distributed amounts shall be in U.S. Dollars.

a.	Termination. This agreement will expire and terminate (without relieving the Company of any obligations arising from a prior breach of or non-compliance with this agreement) upon the earliest to occur of (i) the issuance of Tokens to the Purchaser pursuant to Section 1(a), (ii) the payment, or setting aside for payment, of amounts due the Purchaser pursuant to Section 1(b), [(iii) the determination by Company or any Nominated Entity that Purchaser is not qualified to participate in the transaction contemplated by this agreement; (iv) the exchange selected to publicly sell the Tokens fails to issue to Purchaser a trading account or similar purchase vehicle on or before the Qualifying Token Sale; or (v)] or (iii) November 30, 2017 (the “Deadline Date”), if the Qualifying Token Sale has not occurred as of such date; provided that, the Company shall have the right to extend the Deadline Date by sixty (60) days, in its sole discretion.

b.	[Effects of Termination. Upon any termination of this agreement, the Company will pay an amount equal to the Purchase Amount, due and payable to the Purchaser immediately prior to, or concurrent with, such termination. Any provision of this agreement that contemplates performance or observance subsequent to termination or expiration of this agreement will survive such expiration or termination.]

2.	Definitions

“Discount Price” means the price per token of the Token sold in the Qualifying Token Sale divided by the Discount Rate.

“Dissolution Event” means (i) a voluntary termination of operations of the Company, (ii) a general assignment for the benefit of the Company’s creditors or (iii) any other liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

“Nominated Entity” means a company or other organization, nominated by the Company to operate the Qualifying Token Sale.

“Qualifying Token Sale” means the operation by the Company or any Nominated Entity of a public sale of Tokens.

“SAFT” means an agreement containing a future right to Tokens in a Qualifying Token Sale.

3.	Company Representations

a.	The Company is duly incorporated and validly existing under the laws of the State of Delaware, and has the power and authority to own, lease and operate its properties and carry on its business as now conducted.

b.	The execution, delivery and performance by the Company of this agreement is within the power of the Company and, other than with respect to the Qualified Token Sale and the actions to be taken when Tokens are to be issued to the Purchaser, has been duly authorized by all necessary actions on the part of the Company. This agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity. To the knowledge of the Company, it is not in violation of (i) its current certificate of incorporation or articles of association, (ii) any material statute, rule or regulation applicable to the Company or (iii) any material indenture or contract to which the Company is a party or by which it is bound, where, in each case, such violation or default, individually, or together with all such violations or defaults, could reasonably be expected to have a material adverse effect on the Company.

c.	To the knowledge of the Company, the performance and consummation of the transactions contemplated by this agreement do not and will not: (i) violate any material judgment, statute, rule or regulation applicable to the Company; (ii) result in the acceleration of any material indenture or contract to which the Company is a party or by which it is bound; or (iii) result in the creation or imposition of any lien upon any property, asset or revenue of the Company or the suspension, forfeiture, or nonrenewal of any material permit, license or authorization applicable to the Company, its business or operations.

d.	No consents or approvals are required in connection with the performance of this agreement, other than: (i) the Company’s corporate approvals; (ii) any qualifications or filings under applicable securities laws; and (iii) necessary corporate approvals for the authorization of a Qualifying Token Sale.

e.	To its knowledge, the Company owns or possesses (or can obtain on commercially reasonable terms) sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, processes and other intellectual property rights necessary for its business as now conducted and as currently proposed to be conducted, without any conflict with, or infringement of the rights of, others.

4.	Purchaser Representations

a.        The Purchaser has full legal capacity, power and authority to execute and deliver this instrument and to perform its obligations hereunder. This instrument constitutes valid and binding obligation of the Purchaser, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

b.       The Purchaser is an “accredited investor” as such term is defined in Rule 501 of Regulation D under the Securities Act. The Purchaser has been advised that this instrument is a security and that the offer and sale of this instrument have not been registered under the Securities Act, or any state securities laws and, therefore, cannot be resold unless they are registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available. The Purchaser is purchasing this instrument for its own account for investment, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof, and the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. The Purchaser has such knowledge and experience in financial and business matters that the Purchaser is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment without impairing the Purchaser’s financial condition and is able to bear the economic risk of such investment for an indefinite period of time.

c.        The Purchaser enters into this SAFT with the predominant expectation that he, she or it, as the case may be, will profit upon the successful development of the Token and related network and Qualifying Token Sale arising from the efforts of the Company and its employees to develop and market the Token, the network and the Qualifying Token Sale.

d.       The Purchaser hereby represents that none of the “bad actor” disqualifying events described in Rule 506(d)(1)(i)-(viii) promulgated under the Securities Act (a “Disqualification Event”) is applicable to the Purchaser or any of its Rule 506(d) Related Parties, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. For purposes of this Agreement, “Rule 506(d) Related Party” shall mean with respect to any Purchaser any individual, firm, corporation, partnership, association, limited liability company, trust or any other entity that is a beneficial owner of the Purchaser’s securities for purposes of Rule 506(d) of the Securities Act.

5.	Miscellaneous

a.	This instrument sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous disclosures, discussions, understandings and agreements, whether oral of written, between them. This instrument is one of a series of similar instruments entered into by the Company from time to time. Any provision of this instrument may be amended, waived or modified only upon the written consent of the Company and the holders of a majority, in the aggregate, of the Purchase Amounts paid to the Company with respect to all SAFTs outstanding at the time of such amendment, waiver or modification.

b.	Unless otherwise expressly stated herein, all communications under this agreement will be in writing and may be made by letter or email. Any notice required or permitted by this agreement will be deemed sufficient when delivered personally or by overnight courier or sent by email to the relevant address listed on the signature page, or 48 hours after being deposited in the mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party’s address listed on the signature page, as subsequently modified by written notice.

c.	The Purchaser is not entitled, as a holder of this agreement, to vote or receive dividends or be deemed the holder of capital stock for any purpose, nor will anything contained herein be construed to confer on the Purchaser, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action or to receive notice of meetings, or to receive subscription rights or otherwise.

d.	Neither this agreement nor the rights contained herein may be assigned, by operation of law or otherwise, by either party without the prior written consent of the other; provided however, the Company may assign this SAFT to a Nominated Entity in connection with a Qualifying Token Sale.

e.	In the event any one or more of the provisions of this agreement is for any reason held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this agreement operate or would prospectively operate to invalidate this agreement, then and in any such event, such provision(s) only will be deemed null and void and will not affect any other provision of this agreement and the remaining provisions of this agreement will remain operative and in full force and effect and will not be affected, prejudiced, or disturbed thereby.

f.	Each party to this Agreement acknowledges that Cooley LLP (“Cooley”), outside counsel to the Company, has in the past performed and is or may now or in the future represent one or more Purchasers or their affiliates in matters unrelated to the transactions contemplated by this instrument (the “Rights Offering”), including representation of such Purchasers or their affiliates in matters of a similar nature to the Rights Offering. The applicable rules of professional conduct require that Cooley inform the parties hereunder of this representation and obtain their consent. Cooley has served as outside counsel to the Company and has negotiated the terms of the Rights Offering solely on behalf of the Company. The Company and each Purchaser hereby (a) acknowledge that they have had an opportunity to ask for and have obtained information relevant to such representation, including disclosure of the reasonably foreseeable adverse consequences of such representation; (b) acknowledge that with respect to the Rights Offering, Cooley has represented solely the Company, and not any Purchaser or any stockholder, director or employee of the Company or any Purchaser; and (c) gives its informed consent to Cooley’s representation of the Company in the Rights Offering.

g.	This agreement may be executed and delivered in any number of counterparts, each of which when executed and delivered shall constitute a duplicate original, but all the counterparts together shall constitute the one agreement.

h.	This agreement, and all rights and obligations hereunder, will be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law provisions of such jurisdiction.

(Signature page follows)

This agreement has been executed and delivered as a deed on the date appearing at the beginning of this deed.

Executed and delivered as a deed by MassRoots, Inc.

Signature:

Name: Isaac Dietrich

Position: Chairman & CEO
Address: 1624 Market St, Ste 201, Denver, CO 80202

Email:

in the presence of:-

Witness’ Signature:-

Witness’ Name:-

Witness’ Occupation:-

Witness’ Address:-

Executed and delivered as a deed by Purchaser:

Name:

Address:

Email:

in the presence of:-

Witness’ Signature:-

Witness’ Name:-

Witness’ Occupation:-

Witness’ Address:-